Exhibit 10.5

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

COGINT, INC.

and

RED VIOLET, INC.

dated as of

September 6, 2017

Execution Version

i

Execution Version

SCHEDULES

2.01(a)(1) Certain SpinCo Employees

2.01(a)(2) Certain Continuing Cogint Employees

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of September 6, 2017 (this “Agreement”), is entered into by and between Cogint, Inc., a Delaware corporation (“Cogint”) and Red Violet, Inc., a Delaware corporation (“SpinCo”). Each of Cogint and SpinCo is referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) dated as of the date hereof, by and among Cogint and SpinCo, Cogint and SpinCo have set out the terms on which, and the conditions subject to which, they wish to implement the Internal Reorganization and the Spin-Off;

WHEREAS, pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and between Cogint and BlueFocus International Limited (“Parent”), immediately following the Spin-Off, Parent will contribute cash and certain of its Subsidiaries to Cogint in exchange for the issuance of shares of common stock, par value $0.00005, of Cogint (the “Cogint Common Stock”) and following such investment Cogint will be a majority-owned Subsidiary of Parent (the “Investment”); and

WHEREAS, in connection with the foregoing, the Parties have entered into this Agreement to allocate, among Cogint and SpinCo, Assets, Liabilities and responsibilities with respect to certain employee compensation, benefits, labor and certain other employment matters pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Closing” has the meaning specified in the Business Combination Agreement.

“Closing Plan Year” means the calendar year in which the Business Transfer Time occurs.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

“Cogint” has the meaning specified in the preamble of this Agreement.

“Cogint Common Stock” has the meaning specified in the recitals of this Agreement.

“Cogint Equity Award” means a Cogint Stock Option or Cogint RSU.

“Cogint Health and Welfare Benefit Plans” means the health and welfare plans sponsored and maintained by Cogint or any of its subsidiaries or Affiliates, including any flexible benefit plan.

“Cogint Option” means a compensatory stock option granted under a Cogint Stock Plan or pursuant to any other agreement entered into outside of a Cogint Stock Plan.

“Cogint Benefit Plan” means any of (i) the Cogint Health and Welfare Benefit Plans, the Cogint Retirement Plan, and (ii) any other Plan that, as of the close of business on the day before the Business Transfer Time, is sponsored or maintained solely by Cogint or a Cogint Group member.

“Cogint Retirement Plan” means the Cogint, Inc. 401(k) Profit Sharing Plan and Trust, as in effect immediately prior to the Business Transfer Time.

“Cogint RSU” means any compensatory restricted stock unit granted under a Cogint Stock Plan or pursuant to any other agreement entered into outside of a Cogint Stock Plan.

“Cogint Stock Plans” means the IDI, Inc. 2015 Stock Incentive Plan, as amended, and the SearchMedia Holdings Limited Amended and Restated 2008 Share Incentive Plan.

“Employee” means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

“Employment Agreement” means any individual employment, offer, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant or other employment related or individual compensatory agreement between any current or former employee and Cogint or any of its Affiliates (including SpinCo), in each case that is not exclusively related to the Fluent Business.

“Employment Claim” means any actual, threatened or potential lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an entity as an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specified provision of ERISA also includes any temporary or final regulations in force under that provision.

“Former SpinCo Employee” means former Employees of Cogint or its Affiliates (including members of the SpinCo Group) whose last employment with Cogint or its Affiliates before the Business Transfer Time was with a SpinCo Entity or was not primarily related to the Fluent Business.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Plan” means any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement or understanding relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employment Agreement will constitute a Plan for purposes hereof.

“Plan Payee” means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

“Separation Agreement” has the meaning specified in the recitals of this Agreement.

“SpinCo” has the meaning specified in the preamble of this Agreement.

“SpinCo Benefit Plans” means any Plan that is sponsored or maintained by SpinCo or a SpinCo Entity.

“SpinCo Common Stock” has the meaning specified in the Separation Agreement.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

TERMS DEFINED IN THIS AGREEMENT

Agreement	Preamble
Business Combination Agreement	Recitals
COBRA	2.04(d)
Investment	Recitals
Parent	Recitals
2015 Plan Cogint Options	2.10(b)
SpinCo Employee	2.01(a)
SpinCo FSAs	2.04(c)
SpinCo LTD Employees	2.01(a)
SpinCo Retirement Plan	2.02(b)
WARN	3.01

Section 1.02 Interpretation; Construction. Unless the context of this Agreement otherwise requires:

(a) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (F) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(b) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, restated, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(c) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(d) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(j) All monetary figures shall be in United States dollars unless otherwise specified.

Section 1.03 Survival. If the Investment is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Business Transfer Time.

Section 1.04 Termination. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Business Combination Agreement, and no Party will have any further obligations to the other Parties.

ARTICLE II

EMPLOYEES AND EMPLOYEE BENEFITS

Section 2.01 Employment.

(a) Transfer of Employees to SpinCo and Cogint. At or prior to the Business Transfer Time, Cogint and SpinCo shall take all steps necessary and appropriate so that the employment of all of the following Employees is transferred to or continued with the SpinCo Entities: (i) each Employee (other than any Employees who are on long-term disability leave as of the Business Transfer Time (such Employees, “SpinCo LTD Employees”)) whose employment duties immediately prior to the Business Transfer Time relate primarily to the IDI Business and (ii) each Employee listed on Schedule 2.01(a)(1) attached hereto (clauses (i) and (ii) collectively, the “SpinCo Employees,” and each such Employee, a “SpinCo Employee”). At or prior to the Business Transfer Time, Cogint and SpinCo shall take all steps necessary and appropriate so that the employment of all of the following Employees is transferred to or continued with the Cogint Entities: each Employee whose employment duties immediately prior to the Business Transfer Time relate primarily to the Fluent Business (collectively, the “Continuing Cogint Employees” and each such Employee a “Continuing Cogint Employee”). The Parties shall cooperate to effect transfers of employment contemplated by this Section 2.01 in a manner that does not result in severance or termination payments or benefits becoming due to any affected Employee.

(b) Continued Employment. Between the date hereof and the Business Transfer Time, the Parties shall not, and shall cause their Affiliates not to, terminate the employment of any Employees other than in the ordinary course of business and shall not transfer the employment of such Employees prior to the Business Transfer Time except as provided in Section 2.01(a).

(c) Allocation of Responsibilities as Employer; Assumption of Employment-Related Liabilities. At the Business Transfer Time SpinCo or the applicable member of the SpinCo Group shall retain or assume, as the case may be, responsibility as employer of the SpinCo Employees. In addition, at the Business Transfer Time, SpinCo shall retain or assume all Liabilities related to the employment or retention of SpinCo Employees and Former SpinCo Employees, except as specifically provided herein, including Liabilities for any Employment Claim with respect to a SpinCo Employee or Former SpinCo Employee.

(d) Employment Agreements. At or prior to the Business Transfer Time, the Parties shall cause SpinCo to assume, perform and be solely and exclusively responsible for all Employment Agreements and all obligations and Liabilities with respect thereto, to be effective as of the Business Transfer Time. On and after the Business Transfer Time, Cogint and its Affiliates (other than SpinCo Entities) shall have no obligations or liabilities with respect to such Employment Agreements. From and after the Business Transfer Time, SpinCo shall retain or assume all Liabilities under and perform all obligations under all SpinCo Benefit Plans and all Employment Agreements. To the extent an Employment Agreement is not transferred in accordance with this Section 2.01(d), SpinCo shall fully indemnify Cogint and any applicable Cogint Group member with respect to all Liabilities incurred in connection with such Employment Agreement (including any termination thereof).

(e) Service Credit. From and after the Closing, SpinCo shall give each SpinCo Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by SpinCo or any of its Affiliates under which such SpinCo Employee is eligible to participate after the Business Transfer Time for such SpinCo Employee’s service with Cogint, SpinCo or their respective Subsidiaries prior to the Business Transfer Time, to the same extent recognized by any of Cogint, SpinCo and their respective Subsidiaries immediately prior to the Business Transfer Time, except to the extent such credit would result in the duplication of benefits for the same period of service.

(f) Independent Contractors. With respect to any independent contractor agreements that with independent contractors that relate primarily to the Fluent Business and that are not with Cogint or a Cogint Group member, the Parties shall use reasonable best efforts to assign the applicable Contract and related Liabilities to a member of the Cogint Group in the applicable jurisdiction (or such other Cogint Group member as is designated by Cogint). With respect to any independent contractor agreements with independent contractors that relate primarily to the IDI Business and that are not with SpinCo or a SpinCo Group member, the Parties shall use reasonable best efforts to assign the applicable Contract and related Liabilities to a member of the SpinCo Group in the applicable jurisdiction.

(g) SpinCo LTD Employees. Cogint shall, or shall cause a Cogint Group member to, employ or retain the employment of each SpinCo LTD Employee until such SpinCo LTD Employee returns to active work or ceases to have a right to reemployment. SpinCo shall, or cause a SpinCo Group member to, offer (upon substantially comparable terms and conditions of employment) employment to each SpinCo LTD Employee when such SpinCo LTD Employee returns to work within the latest of (i) the time period prescribed under applicable Law, (ii) the applicable leave policy governing such employee at the time the disability commenced and (iii) six (6) months, and shall hire each SpinCo LTD Employee who accepts such offer of employment. SpinCo or a SpinCo Group member, as the case may be, shall indemnify each Cogint Group member against any Liability with respect to a failure by SpinCo or a SpinCo Group member to (i) offer to hire such SpinCo LTD Employee or (ii) hire such SpinCo LTD Employee who accepts an offer of employment by SpinCo or a SpinCo Group member and arrives to work in accordance with this Section 2.01(g). Periodically following the Business Transfer Time, Cogint shall calculate the out of pocket cost of the compensation, benefits and other employment-related costs actually incurred by Cogint Group members in employing such SpinCo LTD Employees following the Business Transfer Time (including out of pocket costs associated with terminating the employment of any such SpinCo LTD Employee) and shall provide SpinCo with notice and reasonable documentation of such amount. Promptly following SpinCo’s receipt of such notice, SpinCo shall reimburse such amount to Cogint.

Section 2.02 Retirement Plans.

(a) Cogint Retirement Plan. Effective on the Business Transfer Time, SpinCo Employees shall cease to be eligible to: (A) have elective deferrals contributed on their behalf to the Cogint Retirement Plan with respect to pay paid after the Business Transfer Time, (B) be credited with future employer contributions (for example, matching contributions) in the Cogint Retirement Plan, or (C) make contributions (for example, rollovers or loan repayments) to the Cogint Retirement Plan and shall cease to be active participants in such Plan. Effective on the Business Transfer Time, each SpinCo Group member shall cease to be a participating employer in the Cogint Retirement Plan.

(b) SpinCo Retirement Plan. Prior to the Business Transfer Time, SpinCo shall take all action necessary and appropriate to establish or maintain for the benefit of SpinCo Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Business Transfer Time (such plan and trust(s), the “SpinCo Retirement Plan”).

(c) 401(k) Transfer of Assets and Liabilities. SpinCo shall cause each SpinCo Employee who is covered under the Cogint Retirement Plan immediately prior the Business Transfer Time to be covered under the SpinCo Retirement Plan immediately following the Business Transfer Time. Cogint shall cause to be transferred from the Cogint Retirement Plan to the SpinCo Retirement Plan the full cash value of the SpinCo Employees’ account balances under the Cogint Retirement Plan, including any outstanding participant loans, and SpinCo shall cause the SpinCo Retirement Plan to accept such transfer. The transfer of assets and the related liabilities shall take place as soon as practicable following the Business Transfer Time; provided, however, that in no event shall the transfer take place until SpinCo has provided Cogint with a favorable determination letter from the IRS with respect to the qualification of the SpinCo Retirement Plan under Section 401(a) of the Code (or other evidence of qualification acceptable to Cogint). Cogint and the Cogint Retirement Plan shall be relieved of the liability for the SpinCo Employees’ accounts under the Cogint Retirement Plan following the transfer of assets and liabilities described in this paragraph.

Section 2.03 [Reserved].

Section 2.04 Health and Welfare Benefits.

(a) Cogint Health and Welfare Benefit Plans. Effective as of the Business Transfer Time, SpinCo Employees will cease to participate in the Cogint Health and Welfare Benefit Plans and each member of the SpinCo Group shall cease to be a participating employer in the Cogint Health and Welfare Plans. The Cogint Health and Welfare Benefit Plans shall continue to be responsible for the payments of any claims for benefits with respect to SpinCo Employees that occur prior to the Business Transfer Time to the extent such claims are covered under applicable insurance.

(b) Establishment of SpinCo Health and Welfare Benefit Plans. Prior to the Business Transfer Time, SpinCo shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group welfare benefits plan for the benefit of all SpinCo Employees effective as of the Business Transfer Time (the “SpinCo Health and Welfare Benefit Plans”) and to provide benefits thereunder for all eligible SpinCo Employees who choose to enroll in such Plans that are substantially comparable to those provided under the Cogint Health and Welfare Benefit Plans as of the date hereof. SpinCo will cause such SpinCo Health and Welfare Benefit Plans to cover those SpinCo Employees and their dependents who immediately prior to the Business Transfer Time were participating in, or entitled to present or future benefits under, the corresponding Cogint Health and Welfare Benefit Plans. Except as otherwise provided in Section 2.04(a), SpinCo will be responsible for all Liabilities associated with claims incurred prior to the Business Transfer Time by SpinCo Employees and Former SpinCo Employees and their dependents under the Cogint Health and Welfare Benefit Plans, which are paid on or after the Business Transfer Time, regardless of when such claims are incurred, filed and/or paid, and shall promptly reimburse Cogint for any such amounts following receipt from Cogint of adequate documentation.

(c) Prior to the Business Transfer Time, SpinCo shall establish or designate a dependent care spending account and a medical care spending account (the “SpinCo FSAs”). The Parties shall take all steps reasonably necessary or appropriate so that the account balances (positive or negative) under the dependent care spending account and a medical care spending account plans sponsored by Cogint (the “Cogint FSAs”) of each SpinCo Employee who has elected to participate therein in the year in which the Business Transfer Time occurs shall be transferred on, or as soon as practicable after, the Business Transfer Time from the Cogint FSAs to the corresponding SpinCo FSAs. The SpinCo FSAs shall assume responsibility as of the Business Transfer Time for all outstanding dependent care and medical care claims under the Cogint FSAs of each SpinCo Employee for the year in which the Business Transfer Time occurs and shall assume the rights of and agree to perform the obligations of the analogous Cogint FSA from and after the day following the date of the Business Transfer Time. The Parties shall cooperate to provide that the contribution elections of each such SpinCo Employee as in effect immediately before the Business Transfer Time remain in effect under the SpinCo FSAs following the Business Transfer Time. As soon as practicable after the Business Transfer Time, Cogint shall transfer to SpinCo an amount equal to the total contributions made to the Cogint FSAs by SpinCo Employees in respect of the plan year in which the Business Transfer Time occurs, reduced by an amount equal to the total claims already paid in respect of such plan year. From and after the Business Transfer Time, Cogint shall (subject to applicable Law) provide SpinCo with such information such entity may reasonably request to enable it to verify any claims information pertaining to a Cogint FSA.

(d) Continuation Coverage. As of the Business Transfer Time, SpinCo and the SpinCo Health and Welfare Benefit Plans shall assume or retain and shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or similar state law for all SpinCo Employees and all Former SpinCo Employees, as well as their “qualified beneficiaries” (as defined under COBRA), regardless of whether such Liabilities arose before, on or after the Business Transfer Time.

(e) 6055/6056 Reporting. SpinCo shall be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to SpinCo Employees for the Closing Plan Year (including while SpinCo was owned by Cogint) and periods after the Business Transfer Time, for which SpinCo has a reporting obligation, provided that Cogint shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, SpinCo shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. SpinCo shall also be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all SpinCo Employees who are enrolled in a self-insured medical plan under the Cogint Health and Welfare Benefit Plans. SpinCo may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for SpinCo Employees who are enrolled in a fully insured medical plan under the Cogint Health and Welfare Benefit Plans shall be met by the applicable insurance carrier or HMO. Cogint shall work with SpinCo to provide all necessary, pre-Business Transfer Time information for SpinCo to meet its reporting obligation, which information shall be complete, accurate and timely provided to SpinCo.

(f) Credit for Benefits. SpinCo shall (1) waive for each SpinCo Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the SpinCo Health and Welfare Benefit Plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was satisfied by or would not have been applicable to such SpinCo Employee or dependent under the terms of the welfare plans of SpinCo and its Affiliates (including Cogint) immediately prior to the Closing, and (2) give full credit under the SpinCo Health and Welfare Benefit Plans applicable to each SpinCo Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 2.05 Workers’ Compensation. Cogint will be solely responsible for all United States (including its territories) workers’ compensation claims for all Employees and former Employees of Cogint or its Affiliates other than the SpinCo Employees, regardless of when the Workers’ Compensation Events to which such claims relate occur except to the extent claims of SpinCo Employees related to events occurring prior to the Business Transfer Time are covered under an applicable Cogint’s workers’ compensation insurance policy. Effective as of the Business Transfer Time, SpinCo and its Affiliates will be solely responsible for all United States (including its territories) workers’ compensation claims of SpinCo Employees and Former SpinCo Employees with respect to Workers’ Compensation Events, regardless of when such Workers’ Compensation Events to which such claims relate occur except to the extent claims related to events occurring prior to the Business Transfer Time are covered under an applicable Cogint’s workers’ compensation insurance policy. If a Workers’ Compensation Event occurs over a period both preceding and following the date of the Business Transfer Time, the claim shall be, to the extent not covered by insurance, the joint responsibility of Cogint and SpinCo (allocated as appropriate between Cogint and SpinCo based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Business Transfer Time). The Parties shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and contracts governing the handling of claims.

Section 2.06 Vacation and Sick Pay Liabilities. On and after the Business Transfer Time, SpinCo shall provide the SpinCo Employees with the same vested and unvested balances of vacation and sick leave as credited to the SpinCo Employees on Cogint’s or its Affiliate’s payroll system immediately prior to the Business Transfer Time. On and after the Business Transfer Time, SpinCo shall continue to accrue vacation and sick leave in respect of each SpinCo Employee according to Cogint’s accrual schedule as in effect immediately prior to the Business Transfer Time.

Section 2.07 Severance. Effective as of the Closing, SpinCo shall assume all severance obligations under any Cogint Benefit Plan with respect to any Former SpinCo Employee.

Section 2.08 Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement, the Separation Agreement or the Business Combination Agreement, no provisions of this Agreement, shall be construed as a limitation on the right of Cogint or SpinCo or any Affiliate thereof to amend any Plan or terminate its participation therein which Cogint or SpinCo or any Affiliate thereof would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.09 No Right to Employment. Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement shall be deemed to guarantee employment (or any terms or benefits of employment) for any period of time for, or preclude the ability of a Party or any of its Affiliates to terminate, any employee or individual service provider or any benefit plan for any reason.

Section 2.10 Cogint Equity Awards Compensation Plans and Awards.

(a) Cogint RSUs. Prior to the Record Date each outstanding Cogint RSUs shall, to the extent unvested, vest in full and the holder of each Cogint RSU shall receive, prior to the Record Date, a share of Cogint Common Stock with respect to each such Cogint RSU.

(b) Cogint Options. All Cogint Options shall fully vest and may be exercised for a period of at least ten days prior to the Record Date. Upon the Record Date, all outstanding Cogint Options that were not exercised prior to the Record Date shall immediately terminate; except that Cogint Options issued under the 2015 Plan (“2015 Plan Cogint Options”) shall terminate immediately prior to the Closing and provided further that Cogint Options (including 2015 Plan Cogint Options exercised after the Record Date) shall not be equitably adjusted in respect of the Spin-Off, the Cash Dividend (as defined in the Business Combination Agreement) or otherwise connection with the Transactions (as defined in the Business Combination Agreement).

(c) Cogint Restricted Shares. Restricted shares of Cogint Common Stock issued pursuant to Section 6.26(a) of the Company Disclosure Schedule to the Business Combination Agreement shall be treated in a manner consistent with the terms and conditions specified on Section 6.26(a) of the Company Disclosure Schedule to the Business Combination Agreement.

(d) Notice. Cogint and SpinCo shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Section 2.10, including, to the extent practicable, providing written notice or similar communication to each holder of a Cogint Equity Award informing such holder of the actions contemplated by this Section 2.10 with respect to such award. Without limiting the foregoing, (A) holders of Cogint Options shall receive reasonable prior notice of the exercise period prior to the Record Date, (ii) the termination of unexercised Cogint Options upon the Record Date (or, in the case of 2015 Plan Cogint Options, immediately prior to the Closing) and (iii) the fact that Cogint Options (including 2015 Plan Cogint Options exercised after the Record Date) shall not be equitably adjusted in respect of the Spin-Off, the Cash Dividend or otherwise connection with the Transactions and (B) Cogint shall deliver shares of Cogint Common Stock to the holder of each Cogint RSU which prior to the Record Date had been vested but with respect to which the delivery of Cogint Common Stock had previously been deferred (and shall take all necessary or appropriate actions to effect such delivery).

(e) Tax Reporting and Withholding. Cogint will be responsible for all income, payroll, or other tax reporting related to income from a Cogint Equity Award of any current or former employee, director or other service provider of Cogint. Further, Cogint shall be responsible for remitting applicable tax withholdings to each applicable taxing authority. Cogint and SpinCo acknowledge and agree that the parties will cooperate with each other and with third-party providers to effect withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

(f) Miscellaneous. Cogint and SpinCo shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 2.10. Without limiting the generality of the foregoing, as soon as practicable after the Closing, to the extent necessary, SpinCo shall prepare and file with the SEC a registration statement registering the number of shares of SpinCo Common Stock necessary to fulfill SpinCo’s obligations under this Section 2.10 (and keep such registration statement effective until such obligations are fulfilled).

Section 2.11 Cash Incentives. At the Business Transfer Time, the participation by each SpinCo Employee in any cash annual bonus, commission, sign-on, retention, stay bonus, transaction bonus or similar plan or agreement of Cogint or a Cogint Group member shall end, and SpinCo shall assume all Liabilities with respect to such cash incentives provided to SpinCo Employees.

ARTICLE III

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between SpinCo and Cogint to the contrary, the Parties understand and agree as follows:

Section 3.01 WARN Obligations. Before and after the Business Transfer Time, each Party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local laws (“WARN”). As of the Business Transfer Time, SpinCo and its Affiliates shall be responsible for all obligations and liabilities under WARN relating to the SpinCo Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring on or after the Business Transfer Time, and Cogint shall be responsible for all obligations and liabilities under WARN arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Business Transfer Time.

Section 3.02 Last Payroll; Payroll Taxes and Reporting.

(a) On the applicable Cogint Group member’s first ordinary payroll date occurring on or after the Business Transfer Time, Cogint shall cause to be paid to all SpinCo Employees all unpaid wages and other compensation due and payable through the Business Transfer Time.

(b) Cogint and SpinCo (i) shall, to the extent practicable, treat SpinCo (or an SpinCo Group member designated by SpinCo) as a “successor employer” and Cogint (or the appropriate Cogint Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement or the Business Combination Agreement, including all withholding obligations otherwise set forth therein, SpinCo and each SpinCo Group member shall bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned after the Business Transfer Time.

Section 3.03 Attorney-Client Privilege. The provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine and all other evidentiary privileges and nondisclosure doctrines, the applicable terms of the Separation Agreement, as applicable (including Section 6.8 of the Separation Agreement), shall prevail.

ARTICLE IV

REMEDIES; GENERAL MATTERS

Section 4.01 Reserved.

Section 4.02 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party hereto is entitled at Law or in equity. Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 4.03 Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Cogint, SpinCo, or a SpinCo Group member under any Cogint Benefit Plan or SpinCo Benefit Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude a Party (or that Party’s Affiliates), at any time after the Business Transfer Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Plan.

Section 4.04 Sharing of Information; Audit Rights with Respect to Information Provided.

(a) Subject to applicable Law, Cogint and SpinCo shall share, and shall cause each member of its respective Group to reasonably cooperate with the other Party hereto to (i) share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Cogint Benefit Plans and the SpinCo Benefit Plans, (ii) facilitate the transactions and activities contemplated by this Agreement and (iii) resolve any and all employment-related claims regarding Employees.

(b) Each of Cogint and SpinCo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 4.04, which shall require reasonable advance notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

Section 4.05 Fiduciary Matters. Each of Cogint and SpinCo acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 4.06 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority) and such consent is withheld, Cogint and SpinCo shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Cogint and SpinCo shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 4.07 Reimbursement. From time to time after the Business Transfer Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

ARTICLE V

MISCELLANEOUS

Section 5.01 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.02 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 5.03 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 5.04 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 5.05 Severability. If any provision of this Agreement or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 5.06 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Cogint, after the Business Transfer Time:

BlueFocus International Limited

600 Lexington Avenue, 6th Floor

New York, NY 10022

Attn: He Shen, Chief Financial Officer

Email: he.shen@bluefocus.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attn: Graham Robinson

         Laura Knoll

Fax: (617) 573-4822

Email: graham.robinson@skadden.com

         Laura.knoll@skadden.com

If to SpinCo, prior to or after the Business Transfer Time (and to Cogint prior to the Business Transfer Time):

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Chief Executive Officer

Fax: (561) 571-2712

Email: derek@cogint.com

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attn: Teddy D. Klinghoffer

         Mary V. Carroll

Fax:  (954) 463-2224

Email: teddy.klinghoffer@ackerman.com

mary.carroll@ackerman.com

or to such other address addresses as the Parties hereto may from time to time designate in writing.

Section 5.07 Further Assurances. Each party hereto agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 5.08 Amendment; Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement. Any party hereto may waive any of the terms or conditions of this Agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto sought to be charged with such waiver. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.09 Governing Law. This Agreement and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

Section 5.10 Consent to Jurisdiction: Waiver of Jury Trial.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Legal Proceeding arising out of or relating to this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such state or federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 5.06. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10(b).

Section 5.11 Entire Agreement. This Agreement, the other Ancillary Agreements and the Separation Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the other Ancillary Agreements and the Separation Agreement.

Section 5.12 Expenses. Each Party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COGINT, INC.
By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer
RED VIOLET, INC.
By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer

Schedule 2.01(a)(1)

SpinCo Employees

Michael Brauser	Chairman of the Board of Directors
Derek Dubner	Chief Executive Officer
Daniel MacLachlan	Chief Financial Officer
James Reilly	President